Exhibit 10

EXECUTION COPY

Joseph R. Ianniello

c/o CBS Corporation

51 W. 52nd Street

New York, NY 10019

Dear Joe:	as of April 23, 2019

Reference is made to your employment agreement with CBS Corporation (“CBS”), dated as of July 1, 2017, as amended by that letter agreement dated as of September 9, 2018 (together, the “Agreement”). All defined terms used without being defined herein shall have the meanings ascribed to them in the Agreement. This letter agreement amends and modifies the Agreement as set forth herein. The provisions of this letter agreement shall be effective as of the date hereof, unless another effective date is provided.

1.

Term/Acting CEO. Paragraph 1 of the Agreement shall be amended to reflect that the Expiration Date is December 31, 2019, unless extended under Section 7(a) of this letter agreement for a period of up to ninety (90) days following the consummation of a Corporate Event.

2.

Salary / Target Bonus. Effective as of April 15, 2019, your Salary shall be increased to Three Million Dollars ($3,000,000) and your Target Bonus shall be increased to 500% of your Salary. For calendar year 2019, you shall receive a Bonus of not less than your Target Bonus, which shall be payable between January 1 and March 15, 2020 or, if earlier, within ten (10) business days following termination of your employment for any reason other than for Cause as described in paragraph 7(a) of the Agreement. For calendar year 2020, you shall receive a Bonus of not less than your Target Bonus, which shall be pro-rated for the portion of the year, if any, during which you remain employed by the Company, and which shall be payable between January 1 and March 15, 2021 or, if earlier, within ten (10) business days following termination of your employment for any reason other than for Cause as described in paragraph 7(a) of the Agreement.

3.	Additional Cash Payments. You shall receive an additional cash payment equal to Fifteen Million Dollars ($15,000,000), payable, less applicable withholdings, as follows:

(a)    Five Million Dollars ($5,000,000), payable in a lump sum within ten (10) business days following your execution of this letter agreement; and

Joseph R. Ianniello

as of April 23, 2019

(b)    Ten Million Dollars ($10,000,000), payable in a lump sum within ten (10) business days following termination of your employment for any reason other than for Cause as described in paragraph 7(a) of the Agreement.

4.

Benefits. While you are employed by CBS, you shall continue to have the benefits set forth in paragraph 4 of the Agreement, including, without limitation, the usage of Company aircraft and car service consistent with the existing arrangements in effect immediately prior to the date hereof.

5.

Definition of Good Reason. The definition of Good Reason in paragraph 7(c)(i) of the Agreement is amended to replace the reference to “June 30, 2019” in clause (A) with a reference to “December 31, 2019.” Notwithstanding the first paragraph of paragraph 7(c)(i), if you should be entitled to resign your employment with Good Reason under circumstances described in paragraph 7(c)(i)(A) (as amended by the preceding sentence), (B), (C), (E) or (G) of the Agreement, CBS acknowledges and agrees that such circumstances shall not be capable of cure by CBS, and that you may resign your employment for Good Reason effective as of a date that may be as early as immediately upon the provision of written notice to CBS; provided, however, that if you resign your employment with Good Reason under circumstances described in paragraph 7(c)(i)(B) of the Agreement due to the appointment of someone other than yourself as Chief Executive Officer of CBS, the effective date of termination of your employment will be postponed until the expiration of the Consulting Period under Section 7(b) of this letter agreement, if applicable, or earlier termination of your employment during the Consulting Period under Section 7(d) of this letter agreement, if applicable.

6.

Payments upon Termination of Employment. Upon a termination of your employment under circumstances described in paragraphs 7(b)(i), 7(c)(i), 7(d), 7(e), 7(f)(iii) or 7(j)(ii) of the Agreement, then, notwithstanding any provision to the contrary in the Agreement, you shall be entitled to receive (x) the Accrued Obligations and (y) in lieu of any severance payments and benefits that otherwise would be payable under any other provision of paragraph 7 of the Agreement (as applicable) or any other CBS severance plan or arrangement, subject to your compliance with paragraph 7(i) of the Agreement, the termination payments and benefits described in paragraph 7(j)(ii) of the Agreement, modified as follows:

(a)    If termination of your employment occurs prior to payment of calendar year 2019 bonuses to other CBS senior corporate executives, you shall receive a 2019 bonus in an amount not less than your Target Bonus in lieu of the Pro-Rata Bonus described in paragraph 7(j)(ii)(A). If termination of your employment occurs prior to payment of calendar year 2020 bonuses to other CBS senior corporate executives, you shall receive a 2020 bonus in an amount not less than your Target Bonus, pro-rated for the portion of the year during which you remained employed by the Company, in lieu of the Pro-Rata Bonus described in paragraph 7(j)(ii)(A).

Joseph R. Ianniello

as of April 23, 2019

(b)    For purposes of determining the Enhanced Severance Amount described in paragraph 7(j)(ii)(B), clause (ii) shall be amended such that the phrase “(ii) the average of your actual Bonus awards for the three years immediately preceding the year in which your employment is terminated” is replaced with the phrase “(ii) the higher of (x) the average of your actual Bonus awards for the three years immediately preceding the year in which your employment is terminated or (y) your Target Bonus”.

(c)    Paragraph 7(j)(ii)(C) shall be amended such that the phrase “medical and dental” is replaced with the phrase “medical, dental and accidental death and dismemberment”.

The amounts you receive pursuant to this Section 6 will be paid or provided at the same time and in the same form as provided in paragraph 7(j)(ii) of the Agreement except as otherwise provided in this Section 6.

For the avoidance of doubt, you will be entitled to receive the amounts set forth in this Section 6 upon termination of your employment for any reason (including nonrenewal of the Agreement) other than (i) termination by the Company for Cause as described in paragraph 7(a) of the Agreement or (ii) your voluntary resignation without Good Reason prior to December 31, 2019.

7.	Term/Consulting Period. The Agreement shall be further amended as follows:

(a)    Term/Expiration Date. If, prior to the appointment of a permanent Chief Executive Officer of CBS other than yourself, a Corporate Event should be consummated during the period beginning October 1, 2019 and ending December 31, 2019 (a “Qualifying Corporate Event”), the Expiration Date shall, if requested by the Board, be extended for a period of up to ninety (90) days following consummation of the Qualifying Corporate Event, but in no event beyond March 31, 2020. The Board shall provide you with written notice of its request (including the length of the requested extension) at least ten (10) business days prior to the consummation of the Qualifying Corporate Event.

(b)    Consulting Period. Upon the earlier of the appointment of a permanent Chief Executive Officer of CBS other than yourself or the consummation of a Corporate Event, you will serve, if requested to do so by the Board, solely as a Consultant to advise the permanent Chief Executive Officer of CBS (or chief executive officer of the acquiror if CBS is not the survivor or acquiror in a Corporate Event) for a period of up to ninety (90) days thereafter, but in no event beyond (i) December 31, 2019 or (ii) in the case of consummation of a Qualifying Corporate Event for which the Expiration Date has been extended beyond December 31, 2019, the extended Expiration Date (such period, the “Consulting Period”). The Board shall provide you with written notice of its request (including the length of the requested Consulting Period) at least ten (10) business days prior to the beginning of the Consulting Period.

(c)    Consulting Role. If you should become a Consultant under the circumstances described in Section 7(b) of this letter agreement, your duties as a Consultant during the

Joseph R. Ianniello

as of April 23, 2019

Consulting Period shall be primarily to provide transition services to the permanent Chief Executive Officer of CBS (or chief executive officer of the acquiror if CBS is not the survivor or acquiror in a Corporate Event) in order to assist in a smooth transition and transfer of knowledge concerning the affairs and priorities of CBS to your successor or, if applicable, the chief executive officer of such acquiror. While you are employed as a Consultant, you shall remain an employee and, for the avoidance of doubt, it is the intent of the parties, and the parties hereby acknowledge, that during the Consulting Period, the level of bona fide services reasonably anticipated to be performed by you will remain at a level such that you will not be considered to have incurred a “separation from service” (within the meaning of Code Section 409A) upon commencement of the Consulting Period. CBS acknowledges and agrees that it may not terminate your employment as a Consultant for any reason other than for Cause.

(d)    Early Termination of Employment during the Consulting Period. Notwithstanding anything in the Agreement or this letter agreement to the contrary, if the Expiration Date has been extended beyond December 31, 2019 under Section 7(a) of this letter agreement, you may elect to resign your employment at any time after December 31, 2019 to accept new employment, in which case you will continue to provide services as a Consultant through the Expiration Date in the capacity of an independent contractor, on a non-exclusive basis and subject to your other professional commitments. If you elect to resign your employment after December 31, 2019 but prior to the Expiration Date, you shall receive all of the payments and benefits described in Section 6 of this letter agreement (and at the times specified therein); provided, however, that an amount equal to two-thirds (2/3rds) times the product of (x) the amount of the cash payments set forth in Section 3 of this letter agreement and (y) a fraction, the numerator of which is the number of calendar days from the effective date of your resignation through the Expiration Date and the denominator of which is the number of calendar days from April 15, 2019 through the Expiration Date shall be recoupable against any portion of the severance payments set forth in Section 6 of this letter agreement that are not subject to Code Section 409A. For avoidance of doubt, if you elect to resign your employment after December 31, 2019 but prior to the Expiration Date, you shall not forfeit the non-recoupable portion of the cash payments set forth in Section 3 of this letter agreement or the non-recoupable portion of the severance payments and benefits set forth in Section 6 of this letter agreement.

(e)	Compensation and Benefits during Consulting Period.

(i)    While you are employed as a Consultant, you shall receive the same Salary that you received immediately prior to your service as a Consultant and, if the Consulting Period extends beyond December 31, 2019, a 2020 Bonus, consistent with the provisions of Section 2 of this letter agreement. You will not be eligible to receive additional grants of Long-Term Incentive Compensation while you are serving as a Consultant; provided, however, that your outstanding equity incentive awards shall continue to vest while you are serving as a Consultant.

Joseph R. Ianniello

as of April 23, 2019

(ii)    If you are providing services as a Consultant after the termination of your employment (i.e., while serving as a non-exclusive independent contractor), you will no longer receive Salary or a prorated 2020 Bonus for the period following termination of your employment, but you shall be entitled to be reimbursed for the expenses incurred by you in connection with the provision of such services and shall be afforded airplane usage for travel requested by the Company in connection with such services.

8.

Office Support and Security Services. For two years following termination of your employment (provided that your employment is not terminated for Cause as described in paragraph 7(a) of the Agreement) or, if earlier, the date on which you commence employment with another employer, you shall be provided with an office in midtown Manhattan or other location in the metropolitan New York area selected by you comparable to your current office. Such office shall be equipped with furnishings, equipment and technology that is consistent with and substantially similar to what you currently have, including, without limitation, a Bloomberg terminal and any required licenses for its use. In addition, you shall have the use of a car, driver and administrative assistant, which driver and administrative assistant shall, subject to their agreement, be your current driver and the Manager, Administration who currently reports to you, each of whom will be employees of CBS and each of whom will be provided with the same level of compensation and benefits currently provided to each such position during such two-year period. For the period following termination of your employment during which CBS is obligated to provide you with the use of an office, car, driver and administrative assistant, you shall continue to receive CBS paid security service at the level that you are currently receiving or at such higher level as determined by the current head of CBS security to be appropriate. The cost to CBS of the office, office equipment, car, driver, administrative assistant and security service to be provided to you under this Section 8 shall not exceed $2.75 million in the aggregate. You shall be permitted to retain all electronic devices possessed by you at the time of termination of your employment without any payment to CBS, provided that you first allow CBS IT to remove any Confidential Information on such devices, and your CBS e-mail account will remain active for up to three (3) months after termination of your employment (it being understood that such e-mail account access will terminate upon your acceptance of employment with a third party, and that you agree to promptly notify CBS immediately following your acceptance of such third-party employment).

9.

Treatment of Restrictive Covenants. Upon termination of your employment under circumstances described in paragraph 7(b)(i), 7(c)(i), 7(f)(iii) or 7(j)(ii) of the Agreement, (i) you shall not be subject to any non-competition covenant otherwise applicable to you, including without limitation the covenant set forth in paragraph 6(a) of the Agreement; (ii) the non-solicitation covenant set forth in paragraph 6(c) of the Agreement shall be revised to remove the words “or has been within 12 months prior thereto,” in clause (i) of paragraph 6(c), to except your current driver and the Manager, Administration from clause (i) of paragraph 6(c), and to remove clause (ii) of paragraph 6(c) following termination of your employment; and (iii) the non-disparagement covenant set forth in paragraph 6(h) of the Agreement shall be revised to replace the phrase “for a period of one (1) year thereafter,”

Joseph R. Ianniello

as of April 23, 2019

with the phrase “at any time thereafter,” and CBS’ obligations thereunder shall be expanded to include the directors of CBS.

10.

No Mitigation or Offset. Except as set forth in Section 7(d) of this letter agreement, notwithstanding anything to the contrary in your Agreement or this letter agreement, you shall not be required to mitigate the amount of any payments provided following termination of your employment by seeking other employment or otherwise, nor shall any amount payable under the Agreement or this letter agreement following termination of your employment be reduced by any compensation earned by you as a result of employment by another employer or self-employment.

11.

Relocation Assistance. You shall be able to maintain your current CBS-provided apartment in Los Angeles through March 31, 2020 and you shall be able to receive reimbursement for reasonable expenses related to the relocation of your belongings from Los Angeles to the New York metropolitan area provided, however, that such relocation reimbursement shall in no event exceed Seventy-Five Thousand Dollars ($75,000).

12.	Preservation of Rights. Section 2 of the letter agreement dated as of September 9, 2018 is hereby restated in its entirety to read as follows:

“If CBS names you the permanent Chief Executive Officer at any time on or prior to December 31, 2019, CBS agrees that it will renegotiate your employment agreement in good faith.”

13.

Indemnification; Representation. For the avoidance of doubt, you will retain all of your existing rights to indemnification under paragraph 18 of the Agreement. As of the date hereof, CBS represents that none of its Specified Executives or Directors has knowledge of any claims that could serve as a basis for a termination of your employment for Cause under paragraph 7(a) of the Agreement.

14.	Non-Renewal. Paragraph 7(f)(i) of the Agreement is amended in its entirety to read as follows: “[INTENTIONALLY OMITTED].”

15.

Communications. CBS agrees that you shall be given a reasonable opportunity to review and approve the content of any external announcement regarding your separation from CBS (and any subsequent press release that is inconsistent with such announcement) prior to its release.

16.

Legal Fees. This letter agreement also confirms our understanding that, notwithstanding any provision in the Agreement, CBS shall promptly, upon submission of an appropriately detailed invoice, pay your legal fees reasonably incurred in connection with this letter agreement and related matters; provided, however, that such payment shall in no event exceed Fifty Thousand Dollars ($50,000).

Joseph R. Ianniello

as of April 23, 2019

17.

Release. References to the defined term “Employment Agreement” in Exhibit A (Form of General Release) to the Agreement shall be deemed to refer to the Agreement as amended by the letter agreement dated as of September 9, 2018 and by this letter agreement.

18.

Representations. CBS hereby represents that (i) this letter agreement has been duly authorized and executed by CBS, (ii) the Agreement, as further modified by this letter agreement, is a legal, valid and binding obligation of CBS enforceable against CBS in accordance with its terms, and (iii) the Compensation Committee of the CBS Board of Directors has unanimously adopted resolutions approving this letter agreement and affirming that the Agreement, as further modified by this letter agreement, constitutes a legal, valid and binding obligation of CBS enforceable against CBS in accordance with its terms and has advised the Board of the key terms of this letter agreement, without objection.

19.

Entire Understanding; Supersedes Prior Agreements. This letter agreement, together with the Agreement and any equity award agreements pursuant to which you hold outstanding CBS equity awards, contains the entire understanding of the parties hereto as of the time that this letter agreement is signed by both parties relating to the subject matter contained herein, and can be changed only by a writing signed by both parties. Except as otherwise expressly provided herein, the Agreement and your equity award agreements shall continue in full force and effect in accordance with their terms.

20.

Counterparts. This letter agreement may be executed in one or more counterparts, including by facsimile, and all of the counterparts shall constitute one fully executed agreement. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

[signature page to follow]

If the foregoing correctly sets forth our understanding, please sign, date, and return this letter agreement to the undersigned for execution on behalf of CBS.

Very truly yours,

CBS CORPORATION

By:	/s/ Stephen D. Mirante
Name:	Stephen D. Mirante
Title:	Executive Vice President, Chief Administrative Officer

ACCEPTED AND AGREED:

/s/ Joseph R. Ianniello
Joseph R. Ianniello

Dated:	4/23/19